EXHIBIT 23.1


                 INDEPENDENT AUDITOR'S CONSENT


To the Board of Directors
PetMed Express, Inc.


We hereby consent to the incorporation by reference in this Prospectus constituting part of the Registration Statement of PetMed Express, Inc. on Form S-8 of our report dated May 17, 2002, on the consolidated financial statements of PetMed Express, Inc. and Subsidiaries as of March 31, 2002 and for each of the two years in the period then ended appearing in the annual report on Form 10-KSB of PetMed Express, Inc. for the year ended March 31, 2002. We also consent to the reference of our firm under the caption "Experts" contained in such Registration Statement.


/s/Goldstein Golub Kessler, LLP


GOLDSTEIN GOLUB KESSLER LLP
New York, New York

July 30, 2002